Exhibit 10.3

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

SUPPLY AND WARRANTY AGREEMENT

This SUPPLY AND WARRANTY AGREEMENT (the “Agreement”) is entered into effective as of October 7, 2010 by and between Akeena Solar, Inc., d/b/a Westinghouse Solar, a Delaware corporation (“Akeena”), and Real Goods Energy Tech, Inc., a Colorado corporation (“Real Goods,”). Akeena and Real Goods are each referred to as a “Party” and collectively as the “Parties”.

WHEREAS, in connection with that certain Master Assignment Agreement by and among SunRun, Inc. (“SunRun”), Akeena and Real Goods dated as of the date hereof (the “Master Assignment Agreement”), Akeena will assign and Real Goods will assume certain obligations of Akeena with respect to Pending Solar Facilities (as defined in the Master Assignment Agreement) (the “Assigned Pending Contracts”);

WHEREAS, Real Goods also intends to become a dealer of Akeena products

WHEREAS, in connection with Real Goods' assumption of the Assigned Pending Contracts and status as an Akeena dealer, the parties wish to enter into this agreement to set forth certain terms and conditions related thereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, it is agreed:

1. Definitions.

1.1 “Akeena EPC” means the Amended and Restated Master Solar Facility Turnkey Contract entered into between Akeena and SunRun dated October 29, 2008.

1.2  “ASP” shall mean the aggregate Contract Price of all ASP Contracts, net of all discounts, divided by the aggregate amount of kW capacity installed under all ASP Contracts.

1.3 “ASP Contracts” shall mean the Incomplete Contracts which have not been cancelled or terminated prior to their Final Completion.

1.4 “CSI Rebate” means a rebate under California Solar Initiative.

1.5 “Effective Date” is the date set forth in the preamble of this Agreement.

1.6 “Contract Price” shall have the meaning set forth in the Akeena EPC.

1.7 “Final Completion” has the meaning set forth in the Akeena EPC.

1.8 “First Responder” means the company first responsible for responding to warranty claim service requests.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

1.9 “Incomplete Contracts” means those certain Addendums to the Akeena EPC with respect to the Pending Solar Facilities attached to Exhibit C of the Master Assignment  Agreement.

1.10 "Losses" means losses, demands, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs, settlements, and expenses (including attorneys’ fees, costs, and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing).

1.11 “Ordinary-Course-of-Business Warranty Claims” shall have the meaning set forth in the Master Assignment Agreement.

1.12 The “Term” of this Agreement shall commence on the date hereof and shall continue for so long as Real Goods is obligated to service Ordinary-Course-of-Business Warranty Claims, plus 180 days.

1.13  "Third Party Losses" means any Losses owed to third parties.

2. Incomplete Contracts.

2.1 Supply and Pricing of Akeena Products. In connection with Real Goods assumption of Akeena's obligations under the Incomplete Contracts, Akeena agrees to sell the following products to Real Goods at the following prices, terms and conditions:

(a) For all solar installation jobs in which Real Goods will be installing Alternating Current (“AC”) solar panels on any roof, Akeena will supply to Real Goods fully functional, ready to install, Westinghouse (f/k/a Integrated Andalay) AC solar panels at a price of $[***] per guaranteed watt as set forth on such panel's wattage capacity nameplate, provided however, that this price may be increased in Akeena’s sole discretion upon and after the one year anniversary of the Execution Date unless the completion of a particular installation has been delayed as a result of circumstances beyond the reasonable control of Real Goods in which case the price shall remain unchanged;

(b) For all jobs in which Real Goods will be installing Direct Current (“DC”) solar panels on any roof, Akeena will supply to Real Goods fully functional, ready to install, Westinghouse (f/k/a Integrated Andalay) DC solar panels at a price of $[***] per guaranteed watt as set forth on such panel's wattage capacity nameplate, provided however, that this price may be increased in Akeena’s sole discretion upon and after the one year anniversary of the Execution Date unless the completion of a particular installation has been delayed as a result of circumstances beyond the reasonable control of Real Goods in which case the price shall remain unchanged;

(c) The solar panels delivered by Akeena and purchased by Real Goods pursuant to the terms of this Agreement shall be sold and purchased pursuant to the standard terms and conditions contained in Exhibit A and in the applicable Purchase Order.  To the extent that the terms of a Purchase Order conflict with the terms hereof (including Exhibit A), the terms hereof shall control.

(d) Except to the extent as modified in Section 2.1 of this Agreement and Exhibit A, the Westinghouse Solar Dealer Agreement (“Dealer Agreement”), that will be executed by Real Goods and Akeena, shall govern the terms of all purchases made by Real Goods for Akeena product.  Upon completion of the purchases related to the Incomplete Contracts any future purchases shall be governed fully by the terms of the Dealer Agreement.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

2.2 Reimbursement and Cancelation Fees.

(a) For each Incomplete Contract for which Final Completion is achieved, Real Goods shall pay Akeena a one time reimbursement fee equal to $[***] per guaranteed watt of capacity installed under such completed Incomplete Contract (a “Completion Reimbursement Fee”).  Such amounts are due on a per Contract basis net 30 days after the Final Completion date of the underlying project or, if Akeena products are used on the project, then net 30 days after Real Goods’ receipt of the invoice for such products.

(b) If any Incomplete Contracts are cancelled or otherwise terminated prior to Final Completion, Real Goods shall not be obligated to pay any Completion Reimbursement Fee to Akeena.  In the event Real Goods previously paid a Completion Reimbursement Fee and despite Real Goods’ commercially reasonable efforts to proceed with the project, an Incomplete Contract is cancelled or otherwise terminated, Akeena hereby agrees to pay Real Goods a contract termination fee equal to $[***] per guaranteed watt of capacity which was to be installed under such cancelled or terminated Incomplete Contract (a “Contract Cancelation Fee”).  Akeena shall either pay such Contract Cancelation Fee to Real Goods net 30 days following receipt of written notice from Real Goods that an Incomplete Contract has been cancelled or credit the amount of such Contract Cancelation Fee against other future Completion Reimbursement Fees owed by Real Goods to Akeena hereunder.  If Real Goods has taken delivery of any Akeena products with respect to an Incomplete Contract which is or has been cancelled, Real Goods shall have the right to return that product to Akeena at no cost and without imposition of a restocking fee.

2.3 ASP of Incomplete Contracts.

(a) Akeena hereby guarantees that the ASP for the ASP Contracts shall be no less than $[***] per guaranteed watt of capacity installed, net of all discounts Akeena offered to the SunRun customer or SunRun itself (“Target ASP”).

(b) In the event that the Parties’ determine that the ASP for the ASP Contracts is less than the Target ASP, Akeena agrees to pay Real Goods pursuant to Section 2.3(c) an amount equal to the amount determined by multiplying (i) the number of guaranteed watts of capacity installed under the ASP Contracts by (ii) the difference between (A) the Target ASP and (B) the actual ASP for the ASP Contracts (the “ASP Deficiency Payment”).

(c) An initial ASP Deficiency Payment, if any, shall be due and payable within 30 days after the date upon which at least 50% of the ASP Contracts have achieved Final Completion, which payment shall be calculated based upon the ASP Contracts completed as of such date.  A second ASP Deficiency Payment from Akeena, if due, shall be payable within 30 days after 100% of the ASP Contracts have achieved Final Completion.  The second ASP Deficiency Payment, if any, shall be calculated based upon all of the ASP Contracts.  However, it shall be reduced by the amount of the initial ASP Deficiency Payment.

2.4 CSI Rebates. To the extent that the CSI Rebates quoted in the Incomplete Contracts are, in the aggregate, larger than the CSI Rebates that are actually paid under the California Solar Initiative for all Incomplete Contracts (excluding any cancelled contracts), Akeena will be liable to Real Goods for the difference, provided that any such liability of Akeena shall be reduced by the amount Akeena refunds to SunRun pursuant to Section 4(d) of the Master Assignment Agreement.  Akeena shall pay any amount due pursuant to this Section 2.4 within 30 days following Real Goods’ receipt of all CSI Rebates for the Incomplete Contracts and delivery to Akeena of an invoice for the amount due.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

3. Warranty Obligations.

3.1 Warranty Services; Reimbursement for Ordinary-Course-of-Business Warranty Services.

(a) Subject to the terms and conditions of the Master Assignment Agreement, Real Goods shall be solely and entirely responsible for all warranty obligations with respect to the Assigned Pending Contracts. Additionally, subject to the terms and conditions of the Master Assignment Agreement, Real Goods has agreed to be the First Responder for all Ordinary-Course-of-Business Warranty Claims on Completed Solar Facilities and Construction Solar Facilities as such terms are defined in the Master Assignment Agreement.

(b) Akeena hereby agrees to reimburse Real Goods for all services performed with respect to such Ordinary-Course-of-Business Warranty Claims pursuant to the terms hereof.  Akeena's reimbursement obligations for all Ordinary-Course-of-Business Warranty Claims will be calculated as follows: (a) labor costs will be invoiced at $[***] per hour for entire crew (regardless of crew size) responding plus one way travel time, and (b) material costs shall be invoiced at cost to Real Goods plus 10%.

(c)  Real Goods agrees that it will consult with Akeena prior to performing any Ordinary-Course-of-Business Warranty Claims where the reimbursement cost would exceed $[***] per claim, regarding a course of action for such service. In no event shall Akeena be responsible for reimbursing Real Goods for any work on Ordinary-Course-of-Business Warranty Claims wherein the cost of the claim exceeds $[***] and Akeena’s written consent was not first obtained.  If Akeena and Real Goods cannot reach an agreement with respect to course of action for an Ordinary-Course-of-Business Warranty Claim within fifteen (15) days of the warranty claim receipt, the obligation of Real Goods to provide service with respect to such claim shall automatically expire and Akeena shall assume the responsibility to perform such warranty service, provided that, Real Goods must make best efforts to ensure Akeena receives prompt notice of the claim and reasonable opportunity to respond. The parties will evaluate the $[***] limit for Ordinary-Course-of-Business Warranty Claims which requires such consultation every three months and negotiate in good faith a modified limit based on the cost of Ordinary-Course-of-Business Warranty Claims experienced.

(d) Reimbursement for Ordinary-Course-of-Business Warranty Claims will be due and payable by Akeena net 30 days after receipt of an invoice from Real Goods for such work.  As a condition precedent to Akeena paying Real Goods for any first responder warranty work, Real Goods shall submit with each application for payment of its warranty work a partial or final lien waiver and release of claims on behalf of itself and any of its subcontractors, vendors, or any other party providing equipment, services, materials or labor to the applicable project on Real Goods’ behalf.

3.2 Security for Ordinary-Course-of-Business Warranty Claims.

(a) The obligations of Real Goods to provide services with respect to Ordinary-Course-of-Business Warranty Claims as set forth under this Section 3 shall be conditioned upon and shall not become effective unless and until either (i) Akeena and Real Goods enter into the Collateral Agreement or (ii) a Escrow Deposit of $[***] is established for the benefit of Real Goods pursuant to the terms and conditions of the Master Assignment Agreement.

(b) The terms of the Collateral Agreement or Escrow Deposit shall include the following:

(i) as applicable, $[***] in escrowed cash or a $[***] bond, letter of credit, insurance policy or similar guarantee to Real Goods on terms reasonably acceptable to Real Goods.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(ii) The Collateral Agreement or Deposit Escrow will remain in effect for so long as Real Goods shall be obligated to perform Ordinary-Course-of-Business Warranty Claims.

(iii) The terms of the Collateral Agreement or Deposit Escrow will provide that Real Goods shall be allowed to immediately draw upon the bond, letter of credit, insurance policy or guarantee or escrow, as applicable, in the event that Akeena fails to reimburse Real Goods for any service on a Ordinary-Course-of-Business Warranty Claim within 30 days of delivery by Real Goods of an invoice therefor.

(iv) On each anniversary of the date hereof, if Real Goods has not drawn against the bond, letter of credit, insurance policy, guarantee, or escrow as applicable, during the preceding twelve months, the amount of the security will be reduced by $[***].

4. Leads.  For a period of 120 days after the Effective Date, Akeena will provide, to the extent possible, Real Goods with a minimum of five leads for potential solar power system customers per each executed contract that Real Goods enters for the sale of an Akeena solar power system while acting as an authorized Akeena solar power system dealer.

5. Representations and Warranties

5.1 Akeena.  Akeena hereby represents and warrants to Real Goods as follows:

(a) Akeena (i) is duly organized and validly existing under the laws of the State of Delaware, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The rights and duties assigned by Akeena pursuant to this Agreement and the Master Assignment Agreement are not subject to any prior sale, transfer, assignment, lien or participation by Akeena or any agreement to assign, lien, convey, transfer or participate, in whole or in part.

5.2 Real Goods.  Real Goods hereby represents and warrants to Akeena that Real Goods: (i) is duly organized and validly existing under the laws of the State of Colorado, (ii) is in good standing under such laws and (iii) has full power, ability and authority to execute, deliver and perform its obligations under this Agreement.

5.3 THE WARRANTIES CONTAINED IN THIS SECTION ARE IN LIEU OF, AND EACH PARTY EXPRESSLY DISCLAIMS AND THE OTHER PARTY WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE,

6. Certain General Terms and Conditions.

6.1 Discounts and Refunds.  In connection with and subject to the terms and conditions contained in the Master Assignment Agreement, Real Goods shall honor all discounts and refunds extended to customers of SunRun by Akeena pursuant to the written terms of the Incomplete Contracts.  Akeena represents and warrants that it has as of the Execution Date delivered to Real Goods a complete and accurate list of all applicable discounts and refunds.

6.2 Salary and Wages.  Notwithstanding anything in this Agreement, in the Master Assignment Agreement or in any other agreement or otherwise to the contrary, Real Goods shall not be liable for the payment of any wages, sales commissions, bonuses or other payments of any type to any agent of Akeena (including, without limitation, to any Akeena design consultants who sold a particular Assigned Pending Contract).

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.3 Lowe’s Candidacy. Akeena hereby agrees to use commercially reasonable efforts to facilitate the candidacy of Real Goods as a Lowe's authorized installer of Westinghouse Solar power systems.

6.4 Indemnification.  Akeena agrees to indemnify, defend and hold Real Goods harmless from and against any and all Losses to the extent arising from (i) a breach by Akeena of its obligations hereunder or under the Master Assignment Agreement or (ii) any claims made by Akeena employees described under Section 6.2.  Real Goods agrees to indemnify, defend and hold Akeena harmless from and against any and all Losses arising from a breach by Real Goods of its obligations hereunder or under the Master Assignment Agreement.  In addition Real Goods agrees to indemnify, defend and hold Akeena harmless from and against any Third Party Losses to the extent arising out of or relating to Real Goods’ performance or lack of performance under this Agreement, the Master Assignment Agreement, or a Pending Solar Facility Addendum or while acting as First Responder on Ordinary-Course-Of-Business Warranty Claims as described herein.  In addition, Akeena agrees to indemnify, defend and hold Real Goods harmless from and against any Third Party Losses to the extent arising out of or relating to Akeena's performance or lack of performance under this Agreement, the Master Assignment Agreement, or the Completed Solar Facilities and the Construction Solar Facilities except as noted above with respect to Real Goods’ First Responder obligations.

6.5 Limitations of Liability.  EXCEPT AS SET FORTH ELSEWHERE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS (WHETHER ACTUAL OR ANTICIPATED), LOST SAVINGS; INCREASED EXPENSE OF OPERATION; LOSS OF USE OR PRODUCTIVITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ASSIGNMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES OUT OF BREACH OF CONTRACT, GUARANTY OR WARRANTY, TORT, PRODUCT LIABILITY OR ANY OTHER LEGAL THEORY.  EACH PARTY HEREBY RELEASES THE OTHER FROM ANY SUCH LIABILITY. THE FOREGOING LIMITATION OF LIABILITY SHALL REMAIN IN FULL FORCE AND EFFECT REGARDLESS OF WHETHER A PARTY’S REMEDIES HEREUNDER ARE DETERMINED TO HAVE FAILED THEIR ESSENTIAL PURPOSE.

6.6 Right to Set-off and Cross Defaults.  A default by either Party under the Master Assignment Agreement shall constitute a default by such Party under this Agreement.  In the event a Party is in default and the breach of its obligations run to the other Party, and not SunRun, then the non-defaulting Party shall have the right to off-set any amounts it owes hereunder or otherwise with any amounts the defaulting Party owes the non-defaulting Party pursuant to the terms hereof.

6.7 Further Assurances.  Real Goods and Akeena agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other party which are not inconsistent with the provisions of this Agreement or the Master Assignment Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement or the Master Assignment Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

6.8 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument.

6.9 Severability.  If any term or provision of this Agreement is determined to be invalid, in conflict with any law, void, or otherwise unenforceable, and provided the terms and provisions of the Agreement that are essential to the interests of Real Goods and Akeena remain substantially in effect, then the remaining terms and provisions will continue in full force and effect and the offending term or provision will be given the fullest meaning and effect allowed by law.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.10 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

6.11 Disputes.  Except for claims for emergency or preliminary injunctive relief with respect to breach of the confidentiality provisions herein, which may be raised in any court of competent jurisdiction, if there is a dispute between the Parties arising under this Agreement, the Parties agree to escalate the matter for discussion and resolution by designated members of their senior management teams.  If these designated members are unable to resolve the matter within a reasonable period of time, not to exceed thirty (30) days, then any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in Santa Clara County, California under the Rules of Arbitration of JAMS/Endispute, by a single arbitrator reasonably familiar with the business pertaining to this Agreement.

6.12 Headings.  The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.

6.13 Amendments, Waivers and Assignment. No change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment, or modification shall be in writing and duly executed by both parties. Any failure of Real Goods or Akeena to enforce any of the provisions of this Agreement shall in no way affect the validity of this Agreement or any part hereof, and shall not be deemed a waiver of the right of Real Goods or Akeena thereafter to enforce any and each such provision. This Agreement is binding on the successors, assigns, and legal representatives of Real Goods and Akeena; provided, however that neither Real Goods nor Akeena may assign this Agreement without the prior written consent of the other party, and provided further that Real Goods may assign this agreement to any of its affiliates without such prior written consent.  For purposes of this Agreement, “Affiliate” means with respect to any Party, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with the specified Party, and for the purposes of this definition ‘control’ of an entity means the ownership of 50% of the outstanding shares or other equity interests in such entity, or the right to elect or appoint a majority of the board of directors or governing body of such entity.

6.14 Confidentiality.  Each Party agrees to hold the Confidential Information of the other in confidence and not to use, reproduce, distribute or disclose it except as authorized by the other Party in writing in connection with the performance of this Agreement. “Confidential Information” means (i) the terms of this Agreement and (ii) all information of Akeena or Real Goods, which is disclosed by either Party to the other, and which is non-public, proprietary or confidential and which is marked as “confidential” or “proprietary,” or due to its character and nature, would otherwise be deemed confidential, whether or not marked.  Confidential Information also includes the amounts ordered and prices paid under this Agreement.

6.15 Force Majeure.  Upon the occurrence of an event of Force Majeure with respect to a Party, its obligations under this Agreement will, to the extent that they are affected by the event of Force Majeure, be suspended; provided, however, that under no circumstances will a Party’s obligations to pay any amounts due under this Agreement be suspended.  Any Party affected by an event of Force Majeure will promptly inform the other Party and will use commercially reasonable efforts to fulfill its obligations under this Agreement and to remove or avoid any disability and mitigate any damages caused by such event of Force Majeure at the earliest practicable time and to the greatest extent possible. For purposes of this Agreement “Force Majeure” means an event that is outside the reasonable control of a Party, or that with the exercise of due diligence or reasonable business practices could not reasonably have been prevented, avoided or removed by that Party, and that prevents that Party from performing its obligations under this Agreement and does not result from such Party’s negligence or the negligence of its agents, employees or subcontractors, including, but not limited to, unforeseeable events such as acts of God, earthquakes, storms, floods, natural events, wars, court order, rebellions, riots, strikes, civil disturbances, acts of foreign and/or domestic governmental authorities, labor strikes, and lockouts.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

6.16 Relationship between the Parties.  Nothing in this Agreement shall create or be deemed to create a partnership, joint venture, or employer/employee relationship between the Parties and neither Party will or is entitled to act as an agent for the other Party.

6.17 No Third Party Beneficiaries.  This Agreement confers no rights whatsoever upon any person other than Akeena and Real Goods and shall not create, or be interpreted as creating, any standard of care, duty or liability to any person not a Party hereto.

6.18 Attorneys' fees. In the event of any legal proceeding between Real Goods and Akeena arising out of this Agreement, including arbitration or trial, the substantially prevailing party shall be entitled to recover its actual fees and costs, including attorneys' fees and expert witness fees, incurred in such proceedings.

6.19 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Master Assignment Agreement (including any exhibits and schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings between the Parties with respect to the subject matter hereof and thereof.

6.20 Notices.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (a) hand delivered, (b) sent by a nationally recognized overnight courier for next business day delivery or (c) sent by telephone facsimile transmission or email (with prompt oral confirmation of receipt) as follows:

    If to Real Goods:

    __________________
    __________________
    __________________
    __________________

    If to Akeena:

    Akeena Solar, Inc.
    16005 Los Gatos Blvd.
    Los Gatos, CA 95032
    Attn:  General Counsel
    Phone: 408-402-9453
    Fax:  408-395-7979

or at such other address as any party may specify by notice given to the other party in accordance with this Section 6.20.  The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile or email, and the day after delivery to the overnight courier service.

[Signature Page Follows]

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

AKEENA SOLAR, INC. By: /s/ Garry Effren Name: Garry Effren Title: President	REAL GOODS ENERGY TECH, INC. By: /s/ John Schaeffer Name: John Schaeffer Title: President

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Exhibit A

Standard Terms and Conditions

•
The prices for the solar panels delivered pursuant to the Agreement are FOB at Akeena's Santa Clara County, CA warehouse facility and payment terms for such panels shall be net 30 days from the date of receipt.

•	All solar panels delivered pursuant to the Agreement shall include all built in wiring, grounding and micro inverters, and all required mounting brackets, for a complete roof installation.

•
Akeena will ship at Real Goods’ risk and expense to any Real Goods warehouse located in California or Colorado as specified on the purchase order within ten (10) days after Akeena’s accepts the purchase order.

•	Akeena’s standard product warranties will be provided with all goods purchased hereunder as set forth in the Dealer Agreement and those product warranties’ terms.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.